Exhibit 3.1

State of Delaware

Secretary of State

Division of Corporations

Delivered 03:24 PM 07/30/2008

FILED 03:24 PM 07/30/2008

SRV 080831697 - 4580879 FILE

CERTIFICATE OF FORMATION

OF NEVADA PROPERTY 1 LLC

1. The name of the limited liability company is Nevada Property 1 LLC.

2. The address of its registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation this 30th day of July, 2008.

By: /s/ Deborah M. Reusch

Name: Deborah M. Reusch

Title: Authorized Person

543643.01-Wilmington Server IA - MSW